Milliman Variable Insurance Trust 485BPOS

Exhibit 99(h)(x)

EXPENSE LIMITATION AGREEMENT

Milliman Variable Insurance Trust

This Agreement (“Agreement”) is effective as of August 10, 2022, by and between Milliman variable insurance trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series identified on Appendix A (each, a “Fund,” and collectively, the “Funds”), and MILLIMAN FINANCIAL RISK MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of that Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which a Fund would otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

(a)             Applicable Expense Limit. For purposes of this Agreement, the term “Fund Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including any offering and organizational expenses, the Adviser’s investment advisory fee under the Advisory Agreement, the investment advisory fee of any sub-adviser to the Fund that is paid by the applicable Fund, and other expenses described in the Advisory Agreement that the Fund is responsible for and have not been assumed by the Adviser, but excludes the following fees incurred by the Fund in any fiscal year: taxes, interest, brokerage fees and commissions, Rule 12b-1 fees, acquired fund fees and expenses, short-sale dividend expenses, and extraordinary or non-routine expenses not incurred in the ordinary course of the Fund’s business. To the extent that Fund Operating Expenses exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

(b)             Operating Expense Limit. Each Fund’s maximum Operating Expense Limit in any year shall be 0.74% of the average daily net assets of the Fund.

(c)             Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay the Excess Amount.

(d)             Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the Adviser in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

(e)             Recapture.  If the Adviser so requests, an amount equal to any Fund Operating Expenses waived or reimbursed by the Adviser pursuant to this Agreement shall be paid to the Adviser by a Fund in the first, second and third year following the date on which any such reimbursement or waiver occurs; provided, however, that such recoupment shall not be made if it would cause the applicable Fund Operating Expenses to exceed the lesser of (i) the Operating Expense Limit in effect at the time of the reimbursement, or (b) the Operating Expense Limit in effect at the time of recoupment, if any.

2.	Term and Termination of Agreement.

(a)             This Agreement with respect to the Fund shall continue in effect until April 29, 2024, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Independent Trustees”). Nevertheless, this Agreement may be terminated at the end of the then-current term of the Agreement by either party hereto, without payment of any penalty, upon written notice ninety (90) days prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Board of Trustees of the Trust (the “Board”) and a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 2(a) shall become effective on the last day of the then-current term of the Agreement or such later date as specifically agreed upon by the parties.

(b)             Notwithstanding Section 2(a) of this Agreement, the Adviser may not terminate this Agreement or amend the Agreement to increase the Operating Expense Limit prior to the end of the then-current term of the Agreement without requesting and receiving approval of the Board.

3.	Miscellaneous.

(a)             Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)             Interpretation. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for, and control of, the conduct of the affairs of the Trust or the Funds.

(c)             Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

Milliman Financial Risk Management LLC

	By:	/s/Maria Schiopu
Maria Schiopu, Principal & Senior Director

	Date:	August 9, 2022

ACCEPTED BY:	Milliman Variable Insurance Trust, on behalf of the Funds

	By:	/s/Adam Schenck
Adam Schenck, President

	Date:	August 9, 2022

APPENDIX A

Funds

Milliman 1-Year Buffered S&P 500 with Spread Outcome Strategy

1.	Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Sep

2.	Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Oct

3.	Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Nov

4.	Milliman 1-Year Buffered S&P 500 with Spread Outcome Fund - Dec

Milliman 1-Year Floored S&P 500 with Par Up Outcome Strategy

5.	Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Sep

6.	Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Oct

7.	Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Nov

8.	Milliman 1-Year Floored S&P 500 with Par Up Outcome Fund - Dec

Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Strategy

9.	Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Sep

10.	Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Oct

11.	Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Nov

12.	Milliman 1-Year Buffered S&P 500 & Nasdaq with Stacker Cap Outcome Fund - Dec

Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Strategy

13.	Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Sep

14.	Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Oct

15.	Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Nov

16.	Milliman 1-Year Buffered S&P 500 & Russell 2000 with Stacker Cap Outcome Fund - Dec

Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Strategy

17.	Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Sep

18.	Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Oct

19.	Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Nov

20.	Milliman 1-Year Buffered S&P 500 & MSCI EAFE with Stacker Cap Outcome Fund - Dec

Milliman 6-Year Buffered S&P 500 with Par Up Outcome Strategy

21.	Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund - Oct (I)

Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Strategy

22.	Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund - Oct (I)

Milliman 6-Month Buffered S&P 500 with Trigger Outcome Strategy

23.	Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund - Jan/Jul

24.	Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund - Feb/Aug

25.	Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund - Mar/Sep

26.	Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund - Apr/Oct

27.	Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund - May/Nov

28.	Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund - Jun/Dec

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